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                          METLIFE INSURANCE COMPANY USA
                               [1209 Orange Street
                              Wilmington, DE 19801]

                    FIXED ACCOUNT RIDER FOR VARIABLE ANNUITY

This Rider is part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. The terms of this Rider apply to the Contract when Purchase Payments or transfers are allocated to the Fixed Account during the Accumulation Period only. Such allocations will be credited with interest by us as set forth herein. This Rider amends the Contract as follows:

I.   DEFINITIONS

"Account Value" in the DEFINITIONS section of the Contract is amended as follows:

ACCOUNT VALUE

The total amount of all Purchase Payments allocated to the Separate Account and Fixed Account, adjusted by partial withdrawals, transfers, specified charges and expenses, the investment results of the Separate Account, and interest credited to the Fixed Account option.

The following section is added to the DEFINITIONS section of the Contract:

FIXED ACCOUNT

A portion of the General Account into which you may allocate Purchase Payments or transfer Account Value. The Fixed Account does not share in the investment experience of any Subaccount of the Separate Account.

II.  PURCHASE PAYMENT PROVISIONS - ALLOCATION OF PURCHASE PAYMENTS

The following disclosure supplements the ALLOCATION OF PURCHASE PAYMENTS section of the Contract:

Purchase Payments may be allocated to the Fixed Account subject to availability and/or Subaccounts subject to the Allocation Requirements set forth on the Contract Schedule and Fixed Account Rider Contract Schedule.

III. ACCOUNT VALUE PROVISION - ACCOUNT VALUE

The ACCOUNT VALUE PROVISION section of the Contract is amended as follows:

ACCOUNT VALUE

Your Account Value for any Business Day is the sum of your interests in the Subaccounts of the Separate Account and your interest in the Fixed Account as of such Business Day.

IV.  FIXED ACCOUNT -- The following section is added to the Contract:

                             FIXED ACCOUNT PROVISION

FIXED ACCOUNT

You may elect to have Purchase Payments allocated to the Fixed Account. During the Accumulation Period you may transfer Account Value to the Fixed Account from the Separate Account and to the Separate Account from the Fixed Account, subject to the terms of the Contract.

FIXED ACCOUNT VALUE

Your Fixed Account Value at any time is equal to:
1.   the Purchase Payments allocated to the Fixed Account; plus
2.   the Account Value transferred to the Fixed Account; plus
3.   interest credited to your Account Value in the Fixed Account; less

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4.   any withdrawal of Account Value from the Fixed Account and any applicable charges; less
5.   any Account Value transferred from the Fixed Account; less
6. any fees, charges or any applicable Premium and Other Taxes deducted from the Account Value held in the Fixed Account.

INTEREST TO BE CREDITED

We guarantee that the interest to be credited to your Fixed Account Value will not be less than the Minimum Guaranteed Interest Rate shown on the Fixed Account Rider Contract Schedule. We may credit additional interest at our discretion. The Initial Current Interest Rate is shown on the Fixed Account Rider Contract Schedule.

V.   TRANSFERS

     During the Accumulation Period, you may make transfers from the Subaccounts of the Separate Account into the Fixed Account and from the Fixed Account into the Subaccounts of the Separate Account. All transfers are subject to the Transfer Requirements and the Allocation Requirements as set forth on the Contract Schedule.

VI.  WITHDRAWALS

     The WITHDRAWAL PROVISION section of the Contract is modified to provide the following: A withdrawal will result in the cancellation of Accumulation Units from each applicable Subaccount of the Separate Account and/or a reduction in the Account Value allocated to the Fixed Account in the ratio that the Account Value in a Subaccount and/or the Fixed Account bears to the total Account Value. If another method of allocation is desired, you must specify it in a Notice to us.

VII. DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE FIXED ACCOUNT

     We may defer payment for a withdrawal or transfer from the Fixed Account for the period permitted by law but not for more than six (6) months after Notice to us subject to the following conditions: To defer payment for withdrawals from the Fixed Account, we will make a written request and receive written approval from the chief insurance regulator of the state of domicile of the Company, if applicable. To defer a transfer from the Fixed Account, we will disclose to the Owner the reason for the delay in the transfer as well as the date on which the transfer will be effective, and the value of the transfer as of the date the request is received by the Company, if applicable.

MetLife Insurance Company USA has caused this Rider to be signed by its Secretary.

[LOGO OF SECRETARY]
[SECRETARY]

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